EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet and statements of income are presented to give effect to the acquisition of Atmel Corporation ("Atmel") by Microchip Technology Incorporated (“Microchip”). The pro forma information was prepared based on the historical financial statements and related notes of Microchip and Atmel, as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). The pro forma adjustments are based upon available information and assumptions that Microchip believes are reasonable. The allocation of the purchase price of the Atmel acquisition reflected in these unaudited pro forma combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the acquisition.

The unaudited pro forma combined balance sheet has been prepared to reflect the transaction as if the transaction had occurred on March 31, 2016. The unaudited pro forma combined statements of income combine the results of operations of Microchip and Atmel for the fiscal year ended March 31, 2016 and December 31, 2015, respectively, as if the transaction had occurred on April 1, 2015.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting with Microchip treated as the acquiring entity. Accordingly, the aggregate value of the consideration paid by Microchip to complete the acquisition was allocated to the assets acquired and liabilities assumed from Atmel based upon their estimated fair values on the closing date of the acquisition. Microchip has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from Atmel and the related allocations of purchase price, nor has Microchip identified all adjustments necessary to conform Atmel's accounting policies to Microchip’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from Atmel will be based on the actual net tangible and intangible assets and liabilities of Atmel that existed as of the closing date. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may not reflect any final purchase price adjustments made. Microchip estimated the fair value of Atmel's assets and liabilities based on discussions with Atmel's management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2016
(in thousands)
	3/31/2016	12/31/2015	Pro Forma
	Microchip	Atmel	Adjustments	Footnote	Pro Forma
ASSETS	Historical	Historical	(Note 6)	(Note 6)	Combined
Cash and cash equivalents	$2,092,751	$210,252	$(2,037,749)	(1)	$265,254
Short-term investments	353,284	—	—		353,284
Accounts receivable, net	290,183	195,481	—		485,664
Inventories	306,815	257,376	146,332	(2)	710,523
Prepaid expenses and other current assets	53,680	35,299	—		88,979
Total current assets	3,096,713	698,408	(1,891,417)		1,903,704
Property, plant and equipment, net	609,396	131,154	—		740,550
Long-term investments	118,549	—	—		118,549
Goodwill	1,012,652	188,237	1,212,577	(3)	2,413,466
Intangible assets, net	606,349	38,943	1,512,157	(4)	2,157,449
Long-term deferred tax assets	14,831	157,929	—	(8)	172,760
Other assets	109,025	45,747	—		154,772
Total assets	$5,567,515	$1,260,418	$833,317		$7,661,250
LIABILITIES AND EQUITY
Accounts payable	$79,312	$59,470	$—		$138,782
Accrued liabilities	119,265	113,012	20,000	(5)	252,277
Deferred income on shipments to distributors	183,432	38,710	(38,710)	(6)	183,432
Total current liabilities	382,009	211,192	(18,710)		574,491
Senior convertible debentures	1,234,733	—	—		1,234,733
Junior convertible debentures	196,304	—	—		196,304
Long-term line of credit	1,052,000	55,000	1,077,300	(7)	2,184,300
Long-term income tax payable	111,061	49,965	—		161,026
Long-term deferred tax liability	399,218	—	155,553	(8)	554,771
Other long-term liabilities	41,271	67,577	—		108,848
Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	204	421	(421)	(9)	204
Additional paid-in capital	1,391,553	790,249	(294,391)	(9)	1,887,411
Treasury stock	(820,066)	—	—		(820,066)
Accumulated other comprehensive loss	(3,357)	(11,655)	11,655	(9)	(3,357)
Retained earnings	1,582,585	94,645	(94,645)	(9)	1,582,585
Total stockholders' equity	2,150,919	873,660	(377,802)		2,646,777
Non-controlling interest	—	3,024	(3,024)	(9)	—
Total equity	2,150,919	876,684	(380,826)		2,646,777
Total liabilities and equity	$5,567,515	$1,260,418	$833,317		$7,661,250

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED MARCH 31, 2016
(in thousands, except per share amounts)
	Year Ended	Year Ended
	03-31-2016	12-31-2015	Pro Forma
	Microchip	Atmel	Adjustments	Footnote	Pro Forma
	Historical	Historical	(Note 6)	(Note 6)	Combined
Net sales	$2,173,334	$1,172,456	$—		$3,345,790
Cost of sales	967,870	629,429	—		1,597,299
Gross profit	1,205,464	543,027	—		1,748,491

Operating expenses:
Research and development	372,596	230,212	—		602,808
Selling, general and administrative	301,670	246,559	—		548,229
Amortization of acquired intangible assets	174,896	9,500	207,500	(A)	391,896
Special (income) charges, net	3,957	5,995	—		9,952
	853,119	492,266	207,500		1,552,885

Operating income	352,345	50,761	(207,500)		195,606
Losses on equity method investments	(345)	—	—		(345)
Other income (expense):
Interest income	24,447	1,117	(18,107)	(B)	7,457
Interest expense	(104,018)	(2,681)	(25,850)	(C)	(132,549)
Other income, net	8,864	9,098	—		17,962
Income before income taxes	281,293	58,295	(251,457)		88,131
Income tax (benefit) provision	(42,632)	31,393	(68,139)	(D)	(79,378)
Net income	323,925	26,902	(183,318)		167,509
Less: Net loss (income) attributable to noncontrolling interests	207	(11)	—		196
Net income attributable to common stockholders	$324,132	$26,891	$(183,318)		$167,705

Basic net income per common share attributable to common stockholders	$1.59	$0.06			$0.79
Diluted net income per common share attributable to common stockholders	$1.49	$0.06			$0.74
Basic common shares outstanding	203,384	418,759	(408,834)	(E)	213,309
Diluted common shares outstanding	217,388	420,287	(410,326)	(E)	227,349

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 - DESCRIPTION OF THE TRANSACTION

On April 4, 2016, Microchip completed its acquisition of Atmel. Under the terms of the merger agreement executed on January 19, 2016, Atmel stockholders received $8.15 per share in a combination of cash and shares of Microchip common stock. The acquisition price represents a total equity value of about $3.47 billion, and a total enterprise value of about $3.43 billion, after excluding Atmel's cash and investments net of debt on its balance sheet of approximately $39.3 million at the acquisition date.

Under the terms of the merger agreement, stockholders of Atmel received $7.00 per share in cash and $1.15 per share in shares of Microchip common stock, valued at the average closing price for a share of Microchip common stock for the ten most recent trading days ending on the last trading day prior to the closing of $48.44. Microchip financed the purchase price of the acquisition using approximately $2.04 billion of cash, cash equivalents, short-term investments and long-term investments held by certain of its foreign subsidiaries, approximately $0.94 billion from additional borrowings under its existing line of credit agreement and approximately $489 million by issuing an aggregate of 10.1 million shares of its common stock.

NOTE 2 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheet has been prepared to reflect the transaction as of March 31, 2016. The unaudited pro forma combined statements of operations combine the results of operations of Microchip and Atmel for the fiscal year ended March 31, 2016 as if the transaction had occurred on April 1, 2015. The unaudited pro forma combined balance sheet as of March 31, 2016 was prepared utilizing the Atmel historical balance sheet as of December 31, 2015. The unaudited pro forma combined statements of operations for the year ended March 31, 2016 was prepared utilizing the Atmel historical income statement for the year ended December 31, 2015.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Microchip and Atmel been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with Microchip's historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the Securities and Exchange Commission (the "SEC") on May 24, 2016 as well as Atmel's historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 29, 2016 and incorporated by reference in Microchip's Registration Statement on Form S-4 (file number 333-209477). Certain reclassifications have been made to the historical presentation of Microchip and Atmel to conform to the presentation used in the unaudited pro forma condensed combined financial statements, as described below in Note 5.

Microchip expects to incur costs and realize benefits associated with integrating the operations of Microchip and Atmel. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the acquisition that the combined company may incur upon completion of the transaction.

NOTE 3 - ESTIMATED PRELIMINARY PURCHASE PRICE CONSIDERATION

The table below represents the total estimated preliminary purchase price consideration (amounts in thousands):

Total number of shares of Atmel common stock outstanding as of April 4, 2016	425,393

$7.00 per share cash portion of purchase price	$2,977,749
$1.15 per share stock portion of purchase price	489,202
Exchange of unvested share-based payment awards	6,656
$3,473,607

NOTE 4 - ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in thousands). Such amounts were estimated using the most recent audited financial statements of Atmel as of December 31, 2015. Microchip does not believe the use of Atmel's balances as of December 31, 2015 instead of April 4, 2016 will result in a materially different allocation, however, certain amounts, such as the balances of cash and cash equivalents, accounts receivable, inventories, accounts payable and other current liabilities may vary based upon changes in Atmel’s balances between December 31, 2015 and April 4, 2016, with offsetting changes to goodwill. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein. Microchip's consolidated financial statements as of June 30, 2016 will include updated amounts reflecting the April 4, 2016 estimated fair values.

Assets acquired	Fair Value
Cash and cash equivalents	$210,252
Accounts receivable, net	195,481
Inventories	403,708
Prepaid expenses and other current assets	35,299
Property, plant and equipment, net	131,154
Goodwill	1,400,814
Intangible assets	1,551,100
Long-term deferred tax asset	157,929
Other assets	45,747
Total assets acquired	4,131,484

Liabilities assumed
Accounts payable	(59,470)
Other current liabilities	(133,012)
Long-term line of credit	(192,300)
Long-term deferred tax liabilities	(155,553)
Long-term income tax payable	(49,965)
Other long-term liabilities	(67,577)
Total liabilities assumed	(657,877)
Purchase price allocated	$3,473,607

NOTE 5 - RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been made to the historical presentation of Atmel to conform to the presentation used in the unaudited pro forma condensed combined financial statements. They include the following:

Unaudited pro forma condensed combined balance sheet

•	Approximately $157.9 million reclassified from other assets to long-term deferred tax assets.

•	Approximately $50.0 million reclassified from other long-term liabilities to long-term income tax payable.

Unaudited pro form condensed combined statements of income

•
Amortization of acquired intangible assets includes approximately $9.5 million for the year ended December 31, 2015 that was included in acquisition-related charges in Atmel's historical income statements.

•	Interest expense includes approximately $2.7 million for the year ended December 31, 2015 that was included in interest and other income (expense), net in Atmel's historical income statements.

•	Interest income includes approximately $1.1 million for the year ended December 31, 2015 that was included in interest and other income (expense), net in Atmel's historical income statements.

NOTE 6 - PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Adjustments to the pro forma condensed combined balance sheet:

(1) The pro forma adjustments to cash and cash equivalents, short-term and long-term investments reflects the cash paid for the acquisition as follows (amounts in thousands):

Cash portion of purchase consideration	$2,977,749
Proceeds from line of credit	(940,000)
Total cash and cash equivalents, short-term and long-term investments used for purchase consideration	$2,037,749

(2) The pro forma adjustment to inventory reflects approximately $146 million of fair value write-up of acquired inventory at the assumed acquisition date. The increased valuation of the inventory will increase cost of sales as the acquired inventory is sold after the closing date of the acquisition. There is no continuing effect of the acquired inventory adjustment on the combined operating results and, as such, this adjustment is not included in the unaudited pro forma condensed combined statements of income.

(3) The pro forma adjustment to goodwill includes the following (amounts in thousands):

Elimination of Atmel's historical goodwill balance	$(188,237)
Addition of goodwill as a result of the estimated preliminary purchase price allocation	1,400,814
Total pro forma adjustment to goodwill	$1,212,577

(4) The pro forma adjustment to intangible assets, net includes the following (amounts in thousands):

Elimination of Atmel's historical intangible asset balance	$(38,943)
Addition of intangible assets as a result of the estimated preliminary purchase price allocation (A)	1,551,100
Total pro forma adjustment to intangible assets, net	$1,512,157

(A) The addition of intangible assets as a result of the estimated preliminary purchase price allocation is comprised of the following:

	Estimated useful life
	(in years)	(in thousands)
Developed technology	10-15	$988,400
In-process technology	10-15	114,500
Customer relationships	5	435,900
Product backlog	1-2	12,300
Total purchased intangible assets		$1,551,100

(5) The pro forma adjustments to accrued liabilities include the following (amounts in thousands):

Non-recurring acquisition related costs	$15,000
Accrual for payments due to distributors for price adjustments (A)	5,000
Total pro forma adjustments to accrued liabilities	$20,000

(A) Represents estimated future claims for sales to distributors for which revenue is recognized on a sell-through basis, primarily in the U.S. and Europe.

(6) The pro forma adjustment to deferred income to distributors reflects the amount of deferred margin recorded by Atmel which Microchip will not recognize subsequent to the acquisition.

(7) The pro forma adjustments to the long-term line of credit include the following (amounts in thousands):

Portion of purchase consideration funded by the long-term line of credit	$940,000
Payment related to the termination of the merger agreement between Atmel and Dialog Semiconductor plc	137,300
Total pro forma adjustments to the long-term line of credit	$1,077,300

(8) The pro forma adjustments to deferred tax assets and liabilities include deferred tax assets and liabilities established on the preliminary purchase price allocation.

(9) The pro forma adjustments to total equity include the following (amounts in thousands):

Elimination of pre-acquisition Atmel equity balances	$(876,684)
Impact of shares to be delivered as part of the stock portion of purchase consideration	495,858
Total pro forma adjustment to total equity	$(380,826)

Adjustments to the pro forma condensed combined statements of income:

(A) The amortization of acquired intangible assets pro forma adjustments are as follows (amounts in thousands):

Year ended
March 31, 2016
Elimination of Atmel's historical acquired intangible asset amortization	$(9,500)
Addition of the Microchip's estimated acquired intangible asset amortization	217,000
Total pro forma amortization of acquired intangible assets adjustments	$207,500

(B) The pro forma adjustments to interest income relates to the lost interest income of Microchip as a result of the $2.04 billion of Microchip's cash used to fund the transaction.

(C) The pro forma adjustment to interest expense relates to the interest charge on additional borrowings under Microchip's revolving credit facility. The interest was calculated using a 2.75% interest rate on approximately $940.0 million of borrowings against the line of credit. The effect on pro forma net income utilizing an interest rate of 2.625% would be approximately $1.2 million for the the year ended March 31, 2016. The effect on pro forma net income utilizing an interest rate of 2.875% would be approximately $(1.2) million for the year ended March 31, 2016.

(D) The pro forma adjustments to income tax provision (benefit) represent the estimated tax effect of pro forma adjustments (A) and (C) above at estimated tax rates, which are lower than the U.S. Federal statutory rate due to foreign income taxed at a lower rate.

(E) The pro forma adjustments to basic and diluted common shares outstanding were calculated based on a conversion ratio of .0237. This conversion ratio was calculated by dividing the $1.15 per share equity portion of the purchase consideration by the trailing ten day average Microchip stock price of $48.44 per share.

Year ended
(in thousands)	March 31, 2016
Basic common shares outstanding - Atmel historical	418,759
Exchange ratio	0.0237
9,925
Microchip's historical basic common shares outstanding	203,384
Pro forma basic common shares outstanding	213,309

Diluted common shares outstanding - Atmel historical	420,287
Exchange ratio	0.0237
9,961
Microchip's historical diluted common shares outstanding	217,388
Pro forma diluted common shares outstanding	227,349